Exhibit 23

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128425, 333-137383, 333-139575, 333-146288, 333-159640, and 333-158861) and Form S-8 (Nos. 333-215050, 333-184313, 333-27655, 333-49178, 333-68906, 333-75658, 333-127416, 333-138134 and 333-161419) of Iconix Brand Group, Inc. and Subsidiaries (the “Company”) of our reports dated March 14, 2018, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

New York, New York

March 14, 2018